EXHIBIT (A)(3)


                             ARTICLES SUPPLEMENTARY


          GENERAL GOVERNMENT SECURITIES MONEY MARKET FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland at 300 East Lombard Street, Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

          FIRST: The aggregate number of shares of Common Stock that the Corporation has authority to issue is increased by three billion (3,000,000,000) shares of Common Stock, $.01 par value per share, with an aggregate par value of thirty million dollars ($30,000,000), all of which shall be classified as shares of General Treasury Prime Money Market Fund (the "Fund" and together with the other investment portfolios of the Corporation, the "Funds"), of which one billion (1,000,000,000) of such shares shall be Class A Common Stock, one billion (1,000,000,000) of such shares shall be Class B Common Stock of the Fund, and one billion (1,000,000,000) of such shares shall be Class X Common Stock.

          SECOND: The shares of Class A Common Stock, Class B Common Stock and Class X Common Stock of the Fund have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article FIFTH of the Corporation's Charter and shall be subject to all provisions of the Corporation's Charter relating to stock of the Corporation generally, and to the following:

          (1) As more fully set forth hereinafter, the assets and liabilities and the income and expenses of the Class A, Class B and Class X Common Stock of the Fund shall be determined separately from each other and from the other investment portfolios of the Corporation and, accordingly, the Fund's net asset value, dividends and distributions payable to holders, and amounts distributable in the event of liquidation of the Fund or the Corporation to holders of shares of the Fund's stock may vary from class to class and from classes of other investment portfolios of the Corporation. Except for these differences, and certain other differences hereinafter set forth, each class of the Fund's stock shall have the same preferences, conversation and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption.

          (2) Assets of the Fund attributable to the Class A, Class B and Class X Common Stock of the Fund shall be invested in the same investment portfolio of the Fund.

          (3) The dividends and distributions of investment income and capital gains with respect to each class of stock of the Fund shall be in such amounts as may be declared from time to time by the Board of Directors, and such dividends and distributions may vary between each class of stock of the Fund to reflect differing allocations of the expenses of the Fund between the classes and any resultant differences between the net asset values per share of the classes, to such extent and for such purposes as the Board of Directors may deem appropriate. The allocation of investment income, capital gains and losses, and expenses and liabilities of the Corporation between the classes shall be determined by the Board of Directors in a manner that is consistent with applicable law.

          (4) Except as may otherwise be required by law, the holders of each class of stock of the Fund shall have (i) exclusive voting rights with respect to any matter submitted to a vote of stockholders that affects only holders of that particular class and (ii) no voting rights with respect to any matter submitted to a vote of stockholders that does not affect holders of that particular class.

          THIRD: Immediately before the increase in the aggregate number of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue sixteen billion (16,000,000,000) shares of stock designated as shares of General Government Securities Money Market Fund, all of which were shares of Common Stock, having a par value of one cent ($.01) each, and an aggregate par value of one hundred sixty million dollars ($160,000,000), consisting of fifteen billion (15,000,000,000) shares of Class A Common Stock and one billion (1,000,000,000) shares of Class B Common Stock of General Government Securities Money Market Fund.

          FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is nineteen billion (19,000,000,000) shares, all of which are shares of Common Stock, with a par value of one cent ($.01) per share, having an aggregate par value of one hundred ninety million dollars ($190,000,000), of which sixteen billion (16,000,000,000) shares are classified as shares of General Government Securities Money Market Fund and three billion (3,000,000,000) shares are classified as shares of General Treasury Prime Money Market Fund. Each of the two Funds has further classified its shares, consisting of fifteen billion (15,000,000,000) Class A shares and one billion (1,000,000,000) Class B shares with respect to General Government Securities Money Market Fund and one billion (1,000,000,000) Class A shares, one billion (1,000,000,000) Class B shares and one billion (1,000,000,000) Class X shares with respect to General Treasury Prime Money Market Fund.

          FIFTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

          SIXTH: The Board of Directors of the Corporation increased the total number of shares of capital stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the increased shares pursuant to authority provided in the Corporation's Charter.

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          The undersigned Vice President acknowledges these Articles
Supplementary to be the corporate act of the Corporation and states that to the best of such officer's knowledge, information and belief, the matters and facts with respect to authorization and approval set forth in these Articles are true in all material respects and that this statement is made under penalties of perjury. IN WITNESS WHEREOF, General Government Securities Money Market Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its Vice President and witnessed by its Assistant Secretary on the 19th day of October, 1999.


                                  GENERAL GOVERNMENT SECURITIES
                                    MONEY MARKET FUNDS, INC.


                                  By: /s/ Stephanie D. Pierce
                                     ------------------------------
                                     Stephanie D. Pierce,
                                     Vice President


Witness:

/s/ Elba Vasquez
-------------------------------
Elba Vasquez,
Assistant Secretary